Exhibit 10.1

LIMITED WAIVER AGREEMENT

THIS LIMTIED WAIVER AGREEMENT (this “Agreement”), dated as of February 13, 2024, is by and between Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (the “Purchasers”). Capitalized terms used herein and not defined shall have the meaning set forth in the Purchase Agreement (defined below).

RECITALS

WHEREAS, the Company and the Purchasers are party to the Securities Purchase Agreement, dated as of January 18, 2024, as amended by the First Amendment to Securities Purchase Agreement, dated as of January 25, 2024 (as so amended, the “Purchase Agreement”), pursuant to which the Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue and sell to the Purchasers the Notes which will be convertible into Conversion Shares in accordance with the terms of the Notes;

WHEREAS, subject to the satisfaction (or express waiver) of the conditions set forth in Section 2.3 of the Purchase Agreement, on the 30th calendar day following the First Closing Date, the Company shall have the right to require the Purchasers to consummate the Second Closing; and

WHEREAS, in connection with the Second Closing, the Company and the Purchasers desire to waive certain provisions in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Waiver. The Company and the Purchasers hereby agree that notwithstanding anything to the contrary in the Purchase Agreement, the Second Closing can be consummated prior to the 30th calendar day following the First Closing Date (the “Waiver”). The parties further waive any rights or remedies that they may have under Section 2.3 of the Purchase Agreement, solely in connection with the Second Closing and the Second Closing Date, including any rights of termination, defaults, amendment, acceleration or cancellation that be triggered under the Purchase Agreement solely as a result of accelerating the Second Closing.

2. Miscellaneous.

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

(b) The waivers set forth above shall be limited precisely as written and relate solely to the Purchase Agreement, and to the extent described above, and nothing in this Waiver shall be deemed to constitute a waiver by either party of compliance with respect to any other term, provision, or condition of the Purchase Agreement, or any other instrument or agreement referred to therein. Except as specifically provided in this Waiver, all other terms and conditions of the Purchase Agreement remain in full force and effect.

(c) This Agreement may be executed in any number of counterparts (including facsimile or PDF counterparts), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first set forth above.

ALLARITY THERAPEUTICS, INC.

By:	/s/ Thomas Jensen
Name:	Thomas Jensen
Title:	Chief Executive Officer

By: 3i Management, LLC
Its: General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager